Exhibit 99.1

Contact:	Flow Investor Relations
253-813-3286

FLOW INTERNATIONAL APPOINTS SENIOR EXECUTIVE TO OVERSEE ASIA OPERATIONS

KENT, Wash., December 11, 2006 – Flow International Corporation (Nasdaq: FLOW), the world’s leading developer and supplier of ultrahigh-pressure waterjet products, announced that it has appointed Tom Johnson as Executive Vice President and General Manager of Flow Waterjet Asia. Tom will be responsible for all of Flow’s waterjet operations in Asia, which includes Taiwan, China, Japan and Korea.

“We’re very excited to have a person of Tom Johnson’s caliber and experience to assume this key role in the company,” said Stephen R. Light, Flow’s President and Chief Executive Officer. “As head of Flow Waterjet Asia, Tom will report directly to me. He will provide leadership and focus to our ongoing efforts in Asia to accelerate our already rapid growth through new application development, new product introduction for existing markets, and new service offerings, while ensuring that we continue to earn the high level of customer satisfaction we’ve achieved through our focus on enhancing the performance of our existing customer base. Our unprecedented growth in Asia over the past few years, and our optimism about our ability to expand both existing markets, and to develop new ones, require that we have a leader of Tom’s caliber to manage our Flow Asia operations.”

Tom Johnson was the Senior VP of Operations for Flow Waterjet America’s for the last ten years. Tom came to Flow International Corporation from PACCAR, Inc. where he was plant manager for Kenworth Truck Company’s truck manufacturing operations in Washington State. At Flow, Johnson will oversee all of Waterjet Asia’s business, including standard and custom waterjet cutting systems, water management systems, aftermarket products, and special applications development and equipment.

About Flow International

Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet cutting technology to industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit http://www.flowcorp.com.

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the April 30, 2006 Flow International Corporation Form 10-K Report filed with the Securities and Exchange Commission and estimates of future productivity increases. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.

The Company is under no obligation, and does not intend, to update any of the forward looking statements in this press release.